                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        MMI COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                              DEERFIELD, IL 60015
                     NOTICE OF ANNUAL STOCKHOLDERS MEETING

March 23, 1999

    The Annual Meeting of Stockholders of MMI Companies, Inc., a Delaware corporation (the "Company"), will be held on April 22, 1999, at 9:00 A.M. at 540 Lake Cook Road, Deerfield, Illinois, for the following purposes:

    1. To elect five Directors to the class whose term expires at the Annual Meeting of Stockholders in 2002 as more fully described in the accompanying Proxy Statement.

    2. To approve the proposed 1999 Stock Option Plan, including the issuance of up to 1,500,000 shares pursuant to the plan. The plan is intended to replace the 1993 Non-Employee Directors' Formula Stock Option Plan and the 1993 Employee Stock Plan which as of December 31, 1998 have respectively, 13,000 and 212,000 shares available for grant.

    3. To approve a proposed amendment to the 1993 Employee Stock Plan that would limit the number of options granted to an employee in a single year to 250,000. The Board believes that the amendment is desirable for the prior grant of performance options to satisfy the deductibility requirements of Section 162(m) of the Internal Revenue Code.

    4. To vote upon a stockholder proposal concerning the Company's Shareholder Rights Plan.

    5. To ratify the appointment of Ernst & Young LLP as independent auditors of the financial statements of the Company for the fiscal year ending December 31, 1999.

    6. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

    All stockholders are invited to attend, although only those stockholders of record at the close of business March 1, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

    PLEASE SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE.

                                                     [SIG]

                                          Wayne A. Sinclair
                                          Secretary

                                PROXY STATEMENT
                              MMI COMPANIES, INC.
                               540 LAKE COOK ROAD
                           DEERFIELD, ILLINOIS 60015

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board of Directors") of MMI Companies, Inc. (singly, or where the context requires, with its subsidiaries, the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on April 22, 1999 (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect directors, approve the 1999 Stock Option Plan, amend the 1993 Employee Stock Plan, vote upon a stockholder proposal, ratify the appointment of Ernst & Young LLP as the auditors of the financial statements of the Company for 1999, and transact such other business as may properly come before the Annual Meeting.

    Only holders of shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), are entitled to vote at the Annual Meeting. As of March 1, 1999, the Company had 19,000,589 shares of Common Stock outstanding. Only stockholders of record at the close of business on March 1, 1999, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock outstanding in his or her name on the records of the Company. Item 1--Election of Directors, requires the affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Item 2--Approval of the 1999 Stock Option Plan,
Item 3-- Amendment to the 1993 Employee Stock Plan, Item 4--Stockholder Proposal Concerning Shareholder Rights Plan and Item 5--Ratification of Appointment of Independent Auditors, all require an affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the approval of any matter submitted to the stockholders for a vote, abstentions will be treated as votes against, and if a broker indicates on a proxy that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    All proxies duly executed and received will be voted on all business properly presented at the Annual Meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the Board of Directors. The Board of Directors knows of no other business to be brought before the Annual Meeting. However, if other business is properly brought before the Annual Meeting, the holders of the proxies will vote on those proposals at their discretion. A stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of the Company in writing of such revocation, or by voting in person at the Annual Meeting.

    The Company will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or personal calls by officers, directors, or employees of the Company, none of whom will be specially compensated for soliciting proxies. The Company has retained the services of ChaseMellon Shareholder Services to assist in the solicitation. Fees for such services are estimated to be approximately $7,500. This Proxy Statement and the accompanying proxy were mailed on or about March 23, 1999. The Company's 1998 Annual Report on Form 10-K accompanies this Proxy Statement.

                         ITEM 1. ELECTION OF DIRECTORS

    The Board of Directors has nominated five persons for election at the Annual Meeting. B. Frederick Becker, K. James Ehlen, M.D., Andrew D. Kennedy, Edward C. Peddie and Joseph D. Sargent are nominated for the class of directors whose term expires at the annual meeting of stockholders to be held in 2002. Each of the nominees is currently serving as a director.

    The persons named on the accompanying proxy intend to vote in favor of all nominees, all of whom have agreed to serve. If any nominee should, before the meeting, become unavailable for election, the holders of the proxy may exercise their discretion to vote for the election of such substitute person as the Board of Directors may recommend. The Restated Certificate of Incorporation permits the Board of Directors to adopt a resolution from time to time establishing the size of the Board of Directors. The size of the Board of Directors is now set at fourteen members.

    Nominations of persons for election to the Board of Directors of the Company may be made at the Annual Meeting only (i) by or at the direction of the Board of Directors or (ii) by a stockholder of the Company entitled to vote for the election of Directors at the meeting who complies with the following procedures. The Nominating Committee will consider nominations made in accordance with procedures set forth below. Nominations by stockholders must be made by timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on April 2, 1999. Such stockholder's notice shall set forth (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Company's books, of such stockholder and (y) the number of shares of Common Stock the stockholder beneficially owns. The officer of the Company or other person presiding at the Annual Meeting will, if the facts so warrant, determine and declare to the Annual Meeting that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she will so declare to the Annual Meeting and the defective nomination will be disregarded. In any event, only five directors will be elected at the Annual Meeting.

NOMINEES FOR ELECTION

    B. Frederick Becker, age 52, is Chairman and Chief Executive Officer. Mr. Becker joined the Company as its President in 1985. Mr. Becker has been a director of the Company since 1985 and his term ends in 1999. Mr. Becker is also a director of Transcend Services, Inc.

    K. James Ehlen, M.D. age 54, has been President of Allina Health System in Minneapolis, Minnesota since 1994. He served as Chief Executive Officer of Medica Health Plans from 1991 to 1994. Dr. Ehlen has been a director since 1997.

    Andrew D. Kennedy, age 55, is a Partner with Beachcroft Stanleys, London solicitors, with whom he has been affiliated since 1970. Mr. Kennedy has been a director of the Company since 1996.

    Edward C. Peddie, age 57, has been President of SantaFe Healthcare in Gainesville, Florida since 1978. Mr. Peddie has served as President and CEO of AvMed, Inc. since 1986. Mr. Peddie has been a director of the Company since 1990.

    Joseph D. Sargent, age 69, has been Chairman of Bradley, Foster & Sargent, Inc. since 1994. He has been the Vice Chairman and Treasurer of Connecticut Surety Corporation since February 1998 and was Chairman from 1993 to 1998. Mr. Sargent is also a director of Trenwick Group, Inc., Executive Risk, Inc., Policy Management Systems Corporation, Mutual Risk Management Ltd., E. W. Blanch Holdings, Inc. and Command Systems Inc. Mr. Sargent has been a director of the Company since 1985.

CONTINUING AS DIRECTORS

    Richard R. Barr, age 59, retired in 1995 as President of Presbyterian Healthcare Services in Albuquerque, New Mexico. He is presently President of Rust Tractor Company in Albuquerque, New Mexico. Mr. Barr has been a director of the Company since 1986 and his term ends in 2000.

    George B. Caldwell, age 68, has been Chairman of the Collier Company since 1990 and was President Emeritus of Lutheran General Health System in Park Ridge, Illinois from 1990 to 1995. Mr. Caldwell is a director of Transcend Services, Inc. Mr. Caldwell has been a director of the Company since 1983 and his term ends in 2001.

    F. Laird Facey, M.D., age 67, is a general surgeon affiliated with Daniel Freeman Hospitals, Inc. in Inglewood, California. Dr. Facey has been a director of the Company since 1983 and his term ends in 2000.

    Alan C. Guy, age 51, has been President and Chief Executive Officer of Covenant Health since 1996. He was President and Chief Executive Officer of Fort Sanders Alliance from 1985 to 1996. Mr. Guy has been a director since 1998 and his term ends in 2001.

    William M. Kelley, age 63, has been Chairman of Hill-Rom in Batesville, Indiana since 1995. He served as President of Hill-Rom from 1992 to 1995. Mr. Kelley has been a director of the Company since 1993 and his term ends in 2000.

    Timothy R. McCormick, age 53, has been President of the Unity Health System in Rochester, New York since 1977. Mr. McCormick has been a director of the Company since 1986 and his term ends in 2001.

    Gerald L. McManis, age 62, is President of McManis Associates, Inc. ("McManis Associates"), a subsidiary of the Company. He joined the Company in 1993 when the Company acquired McManis Associates, which he co-founded in 1964. Mr. McManis is a director of Magellan Health Services, Inc. Mr. McManis has been a director of the Company since 1994 and his term ends in 2000.

    Scott S. Parker, age 64, has been President and Chief Executive Officer of Intermountain Health Care, Inc. in Salt Lake City, Utah since 1975. Mr. Parker is also a director of First Security Corporation, Questar Corporation and First Consulting Group Inc. Mr. Parker has been a director of the Company since 1986 and his term ends in 2001.

    Robert A. Spass, age 43, has served as Managing Partner of Capital Z Partners, L.P. since 1998 and has served as Managing Partner of Insurance Partners Advisors, L.P. since 1994. He is also a director of Superior National Insurance Group, Inc., Highlands Insurance Group, Inc. and Ceres Group, Inc. Mr. Spass has been a director since 1998 and his term ends in 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has appointed an Executive and Finance Committee, an Audit Committee, an Investment Committee, a Personnel and Compensation Committee and a Nominating Committee. The Executive and Finance Committee has, during the interim between meetings of the Board of Directors, all of the authority of the Board of Directors, except such authority denied such committee by the Company's Restated Certificate of Incorporation and bylaws or by law. The Executive and Finance Committee consists of Messrs. Barr, Becker, Caldwell, Sargent and Dr. Facey, and met six times in 1998. The Audit Committee is composed of five non-employee directors, Messrs. Guy, McCormick and Peddie, and Drs. Ehlen and Facey, and oversees the selection and retention of an independent auditor and has responsibility for the content and oversight of the audit program, including review of the effectiveness of the Company's corporate accounting and financial practices and the adequacy of its internal controls. The Audit Committee met six times in 1998. The Investment Committee determines the Company's investment policy and reviews the actions of the Company and its investment advisors. The Investment Committee consists of Messrs. Barr, Kennedy, McManis and Spass, and met four times in 1998. The Personnel and Compensation Committee is composed of four non-employee directors, Messrs. Kelley, Parker, Sargent and Dr. Facey, and fixes the compensation and benefits of the Chief Executive Officer and such other officers or staff persons employed by the Company or its subsidiaries who report directly to its Chief Executive Officer. The Personnel and Compensation Committee met seven times in 1998. The Nominating Committee prepares and presents to the Board of Directors a slate of directors which such committee proposes for election. The Nominating Committee consists of Messrs. Kelley, McCormick and Parker and met three times in 1998.

    During 1998, the Board of Directors met six times. Each director, except for Dr. Ehlen and Mr. Spass, was present at seventy-five percent or more of the aggregate number of meetings of the Board of Directors and the total number of meetings held by committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

    Non-employee directors receive an annual fee of $15,000 and $1,100 per meeting day attended. Chairmen of Committees of the Board of Directors receive an additional annual fee of $2,000. Annual and meeting fees may be received in cash or may be deferred. Directors may receive annual and meeting fees in lieu of cash in the form of stock issued at 85% of fair market value. In addition, non-employee directors receive life insurance under a group universal life insurance policy with a death benefit of $100,000, receive travel and accident insurance for Company related trips with variable benefits ranging from $62,500 to $250,000, participate in the 1993 Non-Employee Directors' Formula Stock Option Plan (the "1993 Director Stock Option Plan") and participate in the Board of Directors Retirement Plan ("Retirement Plan").

    The Retirement Plan was suspended as of February 26, 1998. All current non-employee directors, upon retirement from the board, who completed at least one year of service as of February 26, 1998 are entitled to receive a benefit of $15,000 per year served on the Board of Directors prior to February 26, 1998, with a maximum benefit of $150,000. Benefits payable under the Retirement Plan are payable in the form of either (i) a lump-sum cash payment, or (ii) a number of shares of MMI Common Stock equal to a director's account balance that would be paid in cash divided by 85% of the fair market value of MMI Common Stock on the last trading date before the Company receives an irrevocable election that the director elects to receive stock, rather than cash. Retirement benefits may also be deferred for a period of up to ten years beginning with retirement from the Board of Directors. All ten directors entitled to receive benefits under the Retirement Plan elected in 1998 to receive stock in lieu of cash.

    Under the 1993 Director Stock Option Plan, non-employee directors of the Company are granted an initial non-qualified option to purchase 4,125 shares of Common Stock and annually thereafter are granted a non-qualified option to purchase 1,375 shares of Common Stock. In addition, commencing in 1998, due to suspension of the Retirement Plan, directors may also receive 2,500 performance share options annually if the Company meets performance goals for the fiscal year. Each such option will be exercisable for ten years from the date of the grant. The exercise price of each such option will be the fair market value on the date of the grant. Performance targets for 1998 were not met and therefore performance options granted in 1998 were forfeited.

                               EXECUTIVE OFFICERS

    The following section provides information about the executive officers of the Company. Mr. Becker is also an executive officer.

    Ian G. Sinclair, age 54, has been Chief Executive Officer of Unionamerica Insurance Company Limited ("Unionamerica"), a subsidiary of the Company, since 1997. He was Managing Director-Underwriting of Unionamerica from 1984 to 1996.

    Paul M. Orzech, age 56, has been Executive Vice President and Chief Financial Officer of the Company since 1993.

    Anna Marie Hajek, age 50, is Executive Vice President of the Company and was named President of the MMI Healthcare Risk Services Group in 1998. She was President of the Healthcare Services Group from 1995 to 1998 and was President of the Company's risk management services subsidiary, MMI Risk Management Resources, Inc. from 1992 to 1997. Ms. Hajek joined the Company in 1985.

    Wayne A. Sinclair, age 52, is Senior Vice President, Secretary and General Counsel of the Company. He joined the Company in 1987.

    Mr. Ian Sinclair and Mr. Wayne Sinclair are not related.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 31, 1998, or as noted below, by each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP      OF CLASS
-------------------------------------------------------------------  ------------  -------------
Franklin Resources, Inc. (1) ......................................    1,879,700           9.9%
  777 Mariners Island Blvd.
  San Mateo, California 94404

The Prudential Insurance Company of America (2) ...................    1,697,097           8.9
  751 Broad Street
  Newark, New Jersey 07102

FMR Corp. (3) .....................................................    1,395,000           7.3
  82 Devonshire Street
  Boston, Massachusetts 02109

Wellington Management Company, LLP (4) ............................    1,057,100           5.5
  75 State Street
  Boston, Massachusetts 02109

Tweedy, Browne Company LLC (5) ....................................      951,606           5.0
  52 Vanderbilt Avenue
  New York, New York 10017

------------------------

(1) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, Franklin Resources, Inc. had the sole power to vote 1,656,900 shares, and the sole power to direct the disposition of 1,879,700 shares.

(2) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, The Prudential Insurance Company of America had the sole power to vote 956,330 shares, shared power to vote 740,767 shares, the sole power to direct the disposition of 956,330 shares, and shared power to direct the disposition of 740,767 shares.

(3) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, FMR Corp. had the sole power to direct the disposition of 1,395,000 shares and neither sole nor shared power to vote the shares.

(4) These figures were reported in a Schedule 13G filed with the Securities and Exchange Commission as of December 31, 1998. With respect to those shares, Wellington Management Company, LLP had shared power to vote 855,100 shares, and shared power to direct the disposition of 1,057,100 shares.

(5) These figures were reported in a Schedule 13D filed with the Securities and Exchange Commission as of February 24, 1999. With respect to those shares, Tweedy, Browne Company LLC had sole power to vote 853,513 shares, sole power to direct the disposition of 14,815 shares, and shared power to direct the disposition of 936,691 shares.

    The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of December 31, 1998 by each director, director nominee and named executive officer of the Company and all directors, director nominees and executive officers of the Company as a group.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL       PERCENT
NAME OF BENEFICIAL OWNER                                            OWNERSHIP (1)     OF CLASS
------------------------------------------------------------------  --------------  -------------
DIRECTORS AND DIRECTOR NOMINEES
  Richard R. Barr (2).............................................         25,400             *
  B. Frederick Becker (3) (4).....................................        325,481           1.7%
  George B. Caldwell (2)..........................................         44,284             *
  K. James Ehlen, M.D. (2)........................................          7,014             *
  F. Laird Facey, M.D. (2)........................................         59,765             *
  Alan C. Guy (2).................................................          4,994             *
  William M. Kelley (2)...........................................         21,513             *
  Andrew D. Kennedy (2)...........................................         17,524             *
  Timothy R. McCormick (2)........................................         36,067             *
  Gerald L. McManis (3)...........................................        210,263           1.1%
  Scott S. Parker (2).............................................         33,691             *
  Edward C. Peddie (2)............................................         25,766             *
  Joseph D. Sargent (2)...........................................         22,992             *
  Robert A. Spass (2).............................................         59,926             *

CERTAIN EXECUTIVE OFFICERS
  Anna Marie Hajek (3)............................................         82,507             *
  Paul M. Orzech (3)..............................................         87,713             *
  Ian G. Sinclair (3).............................................        286,653           1.5%
  Wayne A. Sinclair (3)...........................................         61,431             *

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP
  (18) persons....................................................      1,412,984           6.9%

------------------------

    * Represents less than 1% of the Common Stock.

(1) Includes shares of Common Stock and options, exercisable within sixty days, to purchase shares of Common Stock. Except as noted below, each of the persons identified above holds exclusive voting and investment power over the shares of Common Stock beneficially owned.

(2) Includes options granted under the 1993 Director Stock Option Plan as follows: Messrs. Guy and Spass--4,125 options; Dr. Ehlen--5,500 options; Mr. Kennedy--6,875 options; each other noted director, 11,000 options.

(3) Includes options granted under the 1993 Employee Stock Plan, and in the case of Mr. Sinclair, replacement options received in connection with the acquisition of Unionamerica, as follows: Mr. Becker--274,875 options; Mr. McManis--20,000 options; Mr. I. Sinclair--185,517 options; Ms. Hajek--76,250 options; Mr. Orzech--51,000 options; Mr. W. Sinclair--57,375 options.

(4) Does not include 114,000 shares that Mr. Becker may be deemed to own indirectly by virtue of an interest in a private investment limited partnership. Mr. Becker disclaims beneficial ownership of such shares.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

DIRECTORS, DIRECTOR NOMINEES AND THEIR AFFILIATES

    Certain directors of the Company and the health systems and employers with which they are affiliated obtained insurance or consulting services in 1998 from the Company's subsidiaries in the ordinary course of business at the Company's customary and standard rates. These directors and their affiliated hospitals are
K. James Ehlen, M.D., President of Allina Health System; Alan C. Guy, President and Chief Executive Officer of Covenant Health; Timothy R. McCormick, President of Unity Health System; Scott S. Parker, President and Chief Executive Officer of Intermountain Health Care, Inc. and Edward C. Peddie, President and CEO of SantaFe HealthCare. Premiums and consulting and fee revenues from these healthcare institutions were not material to the Company's operations in 1998. See also "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

    Beachcroft Stanleys, London solicitors, of which Mr. Kennedy is a Partner, provided legal services to the Company in 1998 at their standard rates. Such legal fees were nominal, and amounted to less than 5% of Beachcroft Stanleys' total revenues in 1998.

    Dr. Facey's director fees in 1998 were paid to F. Laird Facey M.D., Inc. Such director fees exceeded 5% of the revenues for such corporation. In addition, medical malpractice premiums paid to the Company by such corporation exceeded 5% of its revenues.

LOAN STOCK PROGRAM

    On August 13, 1998, the Personnel and Compensation Committee approved a Loan Stock Program to encourage directors and certain senior executives to purchase Company Stock. The Company has made $2,000,000 available to loan to such persons to purchase MMI shares in the open market. The maximum amount which may be borrowed by any person is $250,000.

    All loans are evidenced by promissory notes bearing an interest rate equal to the five year U.S. treasury note yield on the date of the loan. The loans have a five year term with interest only payments due once a year at anniversary. Principal is payable upon an officer leaving the Company for any reason, a Director retiring from the Board of Directors or a sale of the stock which is purchased by proceeds from a loan. Loans may be renewed at maturity for a second five year term at an interest rate equal to the five-year U.S. treasury note yield at that time. Loans are not collateralized, however, the Company is holding the stock certificates for the purchased shares as custodian.

    The amounts originally loaned, which are the principal amounts outstanding as of December 31, 1998, are as follows: Mr. Barr $70,000; Mr. Becker $115,000; Dr. Facey $248,000; Mr. Kelley $87,000; Mr. Kennedy $98,000; Mr. McCormick $249,000; Mr. Orzech $249,000; Mr. Parker $200,000; Mr. Peddie $75,000; and Mr.
Spass $250,000. Interest on the notes ranges from a low of 4.23% to a high of 5.19%. A total of 100,000 shares have been purchased under the program.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than ten percent of any class of the Company's equity securities to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Mr. Orzech did not file a timely report on Form 4 with regard to the purchase of 500 shares on May 26, 1998. Such Form 4 was filed on June 17, 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION AND OPTION TABLES

    The following table summarizes the compensation of the Company's chief executive officer and the next most highly compensated executive officers of the Company for 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG TERM
                                                               ANNUAL COMPENSATION                   COMPENSATION
                                                   -------------------------------------------  -----------------------
                                                                              OTHER ANNUAL       OPTION
NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS      COMPENSATION (1)     AWARDS    PAYOUTS (2)
--------------------------------------  ---------  ----------  ----------  -------------------  ---------  ------------
B. Frederick Becker                       1998     $  553,000  $  151,000          --             192,500       --
  Chairman and Chief Executive            1997        519,000     275,000          --              25,000       --
  Officer                                 1996        467,000     240,000          --              --           --

Ian G. Sinclair                           1998        627,000     380,000      $    64,000         89,136       --
  Chief Executive Officer                 1997        542,000     394,000          273,000         --       $   38,000
  Unionamerica Insurance Co. Ltd.         1996        450,000     466,000          --              96,000       77,000

Paul M. Orzech                            1998        297,000      61,000          --              25,500       --
  Executive Vice President and            1997        283,000      87,000          --               6,000       --
  Chief Financial Officer                 1996        271,000      72,000          --              13,000       --

Anna Marie Hajek                          1998        255,000      52,000          --              22,500       --
  Executive Vice President                1997        232,000      70,000          --               4,000       --
  President, MMI Healthcare               1996        218,000      60,000          --              13,000       --
  Risk Services Group

Wayne A. Sinclair                         1998        214,000      36,000          --               8,400       --
  Senior Vice President,                  1997        205,000      71,000          --               1,000       --
  General Counsel and Secretary           1996        197,000      35,000          --               5,000       --


                                             ALL OTHER
NAME AND PRINCIPAL POSITION              COMPENSATION (3)
--------------------------------------  -------------------
B. Frederick Becker                          $  42,000
  Chairman and Chief Executive                  38,000
  Officer                                       23,000
Ian G. Sinclair                                  7,000
  Chief Executive Officer                       24,000
  Unionamerica Insurance Co. Ltd.               23,000
Paul M. Orzech                                  23,000
  Executive Vice President and                  22,000
  Chief Financial Officer                       15,000
Anna Marie Hajek                                21,000
  Executive Vice President                      20,000
  President, MMI Healthcare                     15,000
  Risk Services Group
Wayne A. Sinclair                               19,000
  Senior Vice President,                        19,000
  General Counsel and Secretary                 15,000

------------------------

(1) For Mr. I. Sinclair in 1998, includes taxable income of $59,000 related to an auto allowance pursuant to his employment agreement. In connection with the acquisition of Unionamerica, the Company terminated certain of Unionamerica's executive compensation plans. Mr. Sinclair received $273,000 in 1997 related to accelerated payment of awards previously granted under such plans.

(2) For Mr. I. Sinclair, amounts include payments received pursuant to Unionamerica's Loan Stock Plan, which plan has been terminated.

(3) 1998 amounts include compensation as follows:

                                                                                        RETIREMENT
                                                        401(K) PLAN   LIFE INSURANCE   EQUITY PLAN
                                                       -------------  ---------------  ------------
Mr. Becker...........................................    $  15,000       $   9,000      $   18,000
Mr. I. Sinclair......................................       --               7,000          --
Mr. Orzech...........................................       15,000           1,000           7,000
Ms. Hajek............................................       15,000           1,000           5,000
Mr. W. Sinclair......................................       15,000           1,000           3,000

    The following table shows the total number of options granted to each of the named executive officers during 1998 (both as a number of shares of Common Stock and as a percentage of all options granted to employees during 1998) and, for each of these grants, the exercise price per share of Common Stock, option expiration date and potential realizable value at the termination date.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL
                                                                                                      REALIZABLE VALUE AT
                                                 PERCENT                                                 ASSUMED ANNUAL
                                                OF TOTAL                                                 RATES OF SHARE
                                  NUMBER OF      OPTIONS                                               PRICE APPRECIATION
                                   OPTIONS     GRANTED TO     EXERCISE                                FOR OPTION TERMS (1)
                                   GRANTED      EMPLOYEES       PRICE                             ----------------------------
NAME                               IN 1998       IN 1998      PER SHARE      EXPIRATION DATE           5%             10%
-------------------------------  -----------  -------------  -----------  ----------------------  -------------  -------------
B. Frederick Becker (2)........     180,000          22.9%    $   24.38       April 14, 2008      $   2,759,000  $   6,993,000
                                     12,500           1.6         15.69      December 8, 2008           123,000        313,000

Ian G. Sinclair................       5,000           0.6         24.00       March 1, 2008              75,000        191,000
                                      3,000           0.4         15.69      December 8, 2008            30,000         75,000
                                     81,136          10.3         15.88      December 9, 2008           810,000      2,053,000

Paul M. Orzech.................       5,000           0.6         24.00       March 1, 2008              75,000        191,000
                                     20,500           2.6         15.69      December 8, 2008           202,000        513,000

Anna Marie Hajek...............       5,000           0.6         24.00       March 1, 2008              75,000        191,000
                                     17,500           2.2         15.69      December 8, 2008           173,000        438,000

Wayne A. Sinclair..............       3,000           0.4         24.00       March 1, 2008              45,000        115,000
                                      5,400           0.7         15.69      December 8, 2008            53,000        135,000

------------------------

(1) The potential realizable values were calculated by assuming that the value of the Common Stock appreciates from the exercise price on the date of grant to the expiration date of the options at the alternate assumed annual rates of 5% and 10%.

(2) Mr. Becker was granted 180,000 performance-based options in 1998 with an exercise price of $24.38. Options vest in 2007. Vesting may accelerate if certain financial targets of the Company are achieved. The options will also become fully vested in the event any person acquires 25% or more of the Common Stock of the Company in an approved transaction, or in the event of a change of control, death or disability. Financial targets were not achieved in 1998. Consequently, no such performance-based options were earned in 1998. See "Report of the Personnel and Compensation Committee on Executive Compensation."

    All option grants set forth in the table above were granted under the 1993 Employee Stock Plan. Under the plan, all such options vest in the event of a change of control and the plan includes a feature which permits repricing of options.

    The following table shows, for each of the named executive officers, the number of unexercised options held at December 31, 1998 and the aggregate dollar value of unexercised options that are in-the-money based on the market value of the Company's Common Stock as of December 31, 1998. There were no exercises of options by named executive officers in 1998.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                                 NUMBER OF                  IN-THE-MONEY
                                                                OPTIONS AT                   OPTIONS AT
                                                             DECEMBER 31, 1998            DECEMBER 31, 1998
NAME                                                     EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE (1)
-------------------------------------------------------  -------------------------  -----------------------------
B. Frederick Becker....................................       274,875/192,500             $866,000/$13,000
Ian G. Sinclair........................................       185,517/84,136               961,000/74,000
Paul M. Orzech.........................................        51,000/20,500                46,000/22,000
Anna Marie Hajek.......................................        76,250/17,500               144,000/19,000
Wayne A. Sinclair......................................        57,375/5,400                 155,000/6,000

------------------------

(1) These values are calculated by determining the difference between the fair market value of the Common Stock at December 31, 1998 which was determined to be $16.75 per share, the closing price on the New York Stock Exchange at such date, and the exercise price of the option.

UNIONAMERICA PENSION PLAN

    The following table sets forth the estimated annual pension benefits payable upon retirement to Unionamerica employees under the Unionamerica (1993) Pension Scheme (the "Pension Plan") formula to persons in the specified remuneration and years of service classifications.

                                            ESTIMATED ANNUAL PENSION FOR REPRESENTATIVE YEARS OF CREDITED
                                                                       SERVICE
                                           ---------------------------------------------------------------
PENSIONABLE SALARY                             15           20           25           30           35
-----------------------------------------  -----------  -----------  -----------  -----------  -----------
$125,000.................................  $    31,250  $    41,667  $    52,083  $    62,500  $    72,917
150,000..................................       37,500       50,000       62,500       75,000       87,500
175,000..................................       43,750       58,333       72,917       87,500      102,083
200,000..................................       50,000       66,667       83,333      100,000      116,667
225,000..................................       56,250       75,000       93,750      112,500      131,250
250,000..................................       62,500       83,333      104,467      125,000      145,883
300,000..................................       75,000      100,000      125,000      150,000      175,000
400,000..................................      100,000      133,333      166,667      200,000      233,333
450,000..................................      112,500      150,000      187,500      225,000      262,500
500,000..................................      125,000      166,667      208,333      250,000      291,667

    Pension Plan benefits are based on an employee's pensionable salary and years of credited service with the Company. Under the terms of the Pension Plan, the pensionable salary used to determine benefits shown in the table above is the greater of the employee's pensionable salary on the date of retirement or the highest pensionable salary for such employee in the last five years. Pensionable salary for the purpose of determining benefits means solely compensation listed in the "Salary" column of the Summary Compensation Table. As of December 31, 1998, the number of years of credited service for Mr. Sinclair was 25 years.

    Annual pension amounts shown in the table above are not subject to any offset or deduction for U.K. government-provided benefits. Total pension benefits shown in the table are subject to certain limitations imposed by the Inland Revenue. Benefits therefore will be restricted should any participating employee's total benefits exceed such limitations.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Company's executive compensation program is administered by the Personnel and Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four non-employee Directors, who are appointed by the Board of Directors to serve a one year term.

    The Committee functions to:

    - establish, approve, and review annually the terms of employment including the compensation for the Chief Executive Officer of the Company, based upon an appraisal of the performance of the Chief Executive Officer, and where appropriate, negotiate and execute contracts with such employee;

    - approve and review periodically compensation process, programs, incentives, and other employee benefit plans;

    - monitor and oversee the establishment of employment contracts made with other executive officers or other key employees;

    - review and recommend action by the Board of Directors with respect to the compensation of directors;

    - administer the Company's Return on Equity Plan ("ROE Plan"), 1993 Employee Stock Plan ("Stock Plan"), 1995 Employee Stock Investment Plan ("ESIP"), Long Term Incentive Plan of 1997, Retirement Equity Plan ("REP"); Unionamerica Annual Incentive Plan and the Executive Deferred Compensation Scheme;

    - and perform other duties with regard to the compensation of officers and other key executives of the Company as the Board of Directors may request or are appropriate within the intention of the foregoing.

    As outlined above, the Committee specifically determines the total compensation for the Company's Chief Executive Officer, B. Frederick Becker, and considers for approval recommendations made by the Chief Executive Officer with regard to other officers and key employees, including the Company's next most highly paid executive officers: Ian G. Sinclair, Paul M. Orzech, Anna Marie Hajek and Wayne A. Sinclair, who are collectively referred to as the "Named Executives."

COMPENSATION POLICIES FOR THE NAMED EXECUTIVES

    The Committee's compensation policies and programs are designed to: 1) reward performance, 2) attract and retain qualified executives, and 3) integrate pay with the Company's long-term and annual performance goals. The Company's compensation package consists of base compensation, an annual bonus based upon the achievement of annually established goals, stock options and other long-term compensation strategies.

  ANNUAL BASE PAY

    The base pay of each executive officer is set at the level that the Committee believes is appropriate with consideration for industry standards, performance, and scope of responsibility in relation to other officers and key employees within the Company. Salaries for executive officers are reviewed annually by the Committee.

  ANNUAL INCENTIVE (BONUS) PROGRAMS

    The Company maintains bonus plans that are designed to attract and retain well qualified executives and to focus executives' attention on key corporate, business unit and individual objectives. Such plans include performance targets established at the beginning of the fiscal year, with awards granted based on actual performance as compared to targets. Each of the Named Executives participates in certain of the Company's annual incentive programs. Awards are approved annually by the Committee.

    DOMESTIC. The Company's principal incentive plan for domestic employees is its Officer Incentive Plan (the "Incentive Plan"). At the beginning of each Incentive Plan year, the Committee recommends an aggregate annual award budget and establishes a profit target. Individual performance goals, both quantitative and qualitative, are established for each participant. Potential awards generally range between 15% to 35% of base salary, with the percentage determined by level within the organization. Individual performance and an earnings per share baseline determine 67% of the employee's incentive award; the Company's performance determines 33% of an employee's award. At year end, both Company and individual performance are assessed. If the Company does not achieve its profit target, it is intended but not required that the 33% Company component will not be paid. In 1998, neither the Company's earnings target nor earnings per share baseline was achieved. The 33% portion was not paid. The Committee determined, however, to grant discretionary bonuses to certain key employees in consideration of their accomplishments during the year.

    INTERNATIONAL. The Company's principal incentive plans for its international operations include the Unionamerica Annual Incentive Plan and the Executive Deferred Compensation Scheme. The purpose of these plans is to promote the financial success of Unionamerica and retain key employees. Annually, the Committee approves the participants in each of the plans and a target incentive pool and deferred compensation pool as a sliding-scale percentage of pre-tax operating earnings of Unionamerica. At year end, actual results are compared to plan and bonus targets and awards, if any, are made accordingly. For the Executive Deferred Compensation Scheme, awards are paid over a three year period, and a participant must be employed to receive payments.

  EMPLOYEE STOCK PLAN

    The purpose of the Stock Plan is to promote the long-term growth of the Company by rewarding key management employees with a proprietary interest in the Company for outstanding long-term performance and to attract, motivate and retain highly qualified and capable management employees.

    The Committee may, at its discretion, make awards to participants under the Stock Plan in the form of non-qualified stock options, incentive stock options, or restricted stock, or a combination thereof. The maximum number of shares which the Committee may issue under the Stock Plan is 2,308,000 shares. As of December 31, 1998, there were 1,824,000 stock options outstanding, and 212,000 stock options available for grant pursuant to the Stock Plan.

  RETURN ON EQUITY INCENTIVE PLAN

    The Company's ROE Plan is maintained by the Company to assist in attracting and retaining management personnel for the Company and to encourage executives to strive for outstanding results in the operation of the Company from year to year. The ROE Plan is intended to provide an incentive comparable to equity participation in the performance of the Company.

    The Committee designates participants and their class of participation in the ROE Plan. Messrs. Becker, Orzech, W. Sinclair and Ms. Hajek participate in the ROE Plan. Awards under the ROE Plan are calculated by multiplying a participant's base salary by an ROE factor which is a function of the Company return on equity and the participant's class of participation. Awards vest in three installments over a period of 40 months following the end of an ROE Plan year, and may be adjusted over the vesting period based on the development, if any, of the Company's loss reserves.

    The Company's return on equity for 1998 was less than the target specified in the ROE Plan. In 1998, the Company paid awards relating to the 1994, 1995 and 1996 ROE Plan years.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    Mr. Becker is eligible to participate in all of the Company's compensation programs except those not available to executive officers. The Committee considers industry standards and annual performance with respect to goals established by the Committee in determining his base compensation. In 1998, the Company increased Mr. Becker's base salary by 7% to $553,000. The increase related to accomplishment of performance objectives in 1997, continued success in achieving long-term corporate objectives and industry compensation standards.

    The Committee established performance goals for Mr. Becker for 1998 that consisted of consolidated earnings objectives, and specific business segment revenue and expense control objectives. The Committee granted Mr. Becker 180,000 performance stock options which vest in 2007. Vesting of these performance options may accelerate, however, if annual financial performance targets are met. Up to 60,000 performance options may be earned in any single year, vesting over the subsequent three-year period.

    The Committee determined that Mr. Becker did not achieve the financial goals and objectives relative to his target for 1998. Consequently, no performance options were deemed earned. However, in consideration of other achievements and accomplishments during the year, the Committee awarded Mr. Becker a bonus of $100,000 under the Incentive Plan. Mr. Becker received $51,000 pursuant to the ROE Plan in 1998 relating to the 1994, 1995 and 1996 ROE Plan years.

POLICY ON DEDUCTIBILITY OF COMPENSATION EXPENSES

    The Company is not allowed a deduction for certain compensation paid to its chief executive officer and next four most highly compensated executive officers in excess of $1 million, except to the extent such compensation constitutes performance-based compensation. The Committee considers that its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are consistent with that goal, the Committee attempts where practical to use compensation policies and programs that preserve the deductibility of compensation expenses. If the proposed amendment to the 1993 Employee Stock Plan is approved by the stockholders, performance options granted in 1998 to Mr. Becker should qualify as performance-based compensation. If approved by the stockholders, awards under the 1999 Stock Option Plan should also qualify provided that the maximum annual grant to any individual in any year as set forth in the plan is not exceeded.

    The Committee believes the compensation to the Company's Chief Executive Officer and Named Executives to be reflective of Company performance within the scope of industry standards.

PERSONNEL AND COMPENSATION COMMITTEE OF THE MMI COMPANIES, INC. BOARD OF
  DIRECTORS:

  Joseph D. Sargent   F. Laird Facey, M.D.  William M. Kelley  Scott S. Parker

  (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    The Personnel and Compensation Committee consists of Messrs. Sargent, Kelley and Parker and Dr. Facey. No executive officer of the Company served as a director or member of the compensation committee of any entity whose executive officers served on the Board of Directors or Personnel and Compensation Committee of the Company.

EMPLOYMENT AGREEMENTS

MR. BECKER

    The Company is a party to an employment agreement dated May 1, 1997, with its Chairman and Chief Executive Officer, B. Frederick Becker. In that employment agreement, the Company agreed to pay Mr. Becker a salary of not less than $531,300 per annum. If the Company achieves the financial, operational and managerial goals mutually agreed to by Mr. Becker and the Personnel and Compensation Committee of the Board of Directors, Mr. Becker will receive a bonus of up to 65% of his annual salary or such higher amount as may be determined if circumstances warrant. Mr. Becker is also entitled to an annual perquisite allowance of $35,000 and to participate in any employee benefits available to senior executives, including any retirement, hospitalization, group life insurance or similar program of the Company. The Company also agreed to pay Mr. Becker a lump sum equal to one and one-half times his annual salary if the Company terminates his employment without cause.

    Mr. Becker's employment agreement provides that the Company will pay Mr. Becker an amount equal to two times his annual salary and maximum bonus if any of the following events occur within twelve months of a Change of Control (as defined) of the Company: (a) an involuntary termination of Mr. Becker's employment except for death, permanent disability or cause or (b) the voluntary termination of Mr. Becker's employment within sixty days following either (i) a significant reduction in his responsibilities or title, or any reduction of salary, bonus opportunity or benefits or (ii) a relocation of the Company's principal place of business in excess of seventy-five miles from its existing location. Such employment agreement defines a Change of Control as either (a) the acquisition of beneficial ownership of more than 50% of the Company's outstanding stock or the combined voting power of the Company's then outstanding securities by any individual, entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling the Company, or (b) the approval of the stockholders of the Company of i) a reorganization, merger or consolidation, in each case where stockholders immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than 50% of the reorganized, merged or consolidated Company's then outstanding securities, ii) a liquidation or dissolution of the Company, or iii) the sale of all or substantially all of the Company's assets.

MR. I. SINCLAIR

    The Company has entered into an employment contract with Mr. I. Sinclair, as Chief Executive Officer of Unionamerica. The Company has agreed to employ Mr. I. Sinclair until the earlier to occur of i) the termination of his employment by the Company upon not less than three months' written notice or ii) the day upon which he attains the age of 65 years or such other age as may be determined by the Board of Directors as the retirement age.

    The base salary of Mr. I. Sinclair is $519,000, or such salary as may from time to time be agreed in writing. He is also entitled to participate in the Company's pension, health insurance, profit sharing and incentive plans from time to time, to be reimbursed for out-of-pocket expenses incurred in the course of employment and to receive use of company automobiles.

    Mr. I. Sinclair can terminate his employment upon not less than two months' written notice to the Company. The Company can terminate his employment at any time with or without cause. If the Company terminates his employment with cause, Mr. I. Sinclair is entitled to receive only accrued but unpaid salary as of the date of termination. If the Company terminates his employment without cause, Mr.
I. Sinclair is entitled to receive a payment in lieu of salary and other benefits for three months. In addition, Mr. I. Sinclair has agreed i) for a period of six months after termination of his employment not to entice certain employees of the Company away from the Company and not to solicit certain clients of the Company and ii) for a period of four months after termination of employment, not to engage in any competing business in the London Market.

OTHER OFFICERS

    The Company is a party to agreements with Messrs. McManis, Orzech, and W. Sinclair and Ms. Hajek. In those agreements, the Company agrees to pay Messrs. McManis and Orzech and Ms. Hajek a lump sum equal to one and one-half times their annual salary, and to Mr. W. Sinclair, a lump sum equal to one times his annual salary, if any of the following events occur within twelve months following a Change of Control (as defined) of the Company: (a) an involuntary termination of such officer's employment except for death, disability or cause or (b) the voluntary termination of such officer's employment within sixty days of either (i) a reduction in their responsibilities, title, or base salary or
(ii) a relocation of the Company's principal place of business in excess of fifty miles from its existing location. Such employment agreement defines a Change of Control as either (a) a reconstitution of more than 50% of the Board of Directors of the Company within any consecutive twelve month period or (b) an accumulation of more than 50% of the Company's outstanding stock by any individual, entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling the Company.

STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total returns for the Company, the S&P 500 index and an index of peer companies selected by the Company, for the five-year period from December 31, 1993 through December 31, 1998. The chart assumes an initial investment of $100.00 and reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 COMPARISON OF CUMULATIVE TOTAL RETURN

                           AMONG MMI COMPANIES, INC., S&P 500 INDEX AND COMPANY PEER GROUP
                                                                       MMI Companies, Inc.     S&P 500 Index      Company Peer Group
12/31/93                                                                           $100.00           $100.00                 $100.00
12/31/94                                                                           $107.24           $101.27                 $100.99
12/31/95                                                                           $163.72           $139.33                 $149.57
12/31/96                                                                           $221.79           $171.33                 $181.59
12/31/97                                                                           $174.71           $228.49                 $258.96
12/31/98                                                                           $118.40           $293.79                 $235.37
DOLLARS

                                                      12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                                                      ---------  ---------  ---------  ---------  ---------  ---------
MMI Companies, Inc..................................  $  100.00  $  107.24  $  163.72  $  221.79  $  174.71  $  118.40
S&P 500 Index.......................................     100.00     101.27     139.33     171.33     228.49     293.79
Company Peer Group..................................     100.00     100.99     149.57     181.59     258.96     235.37

    The Company's peer group includes the companies that comprise the S&P Property-Casualty Insurance Index: The Allstate Corporation, The Chubb Corporation, Cincinnati Financial Corporation, Loews Corporation, MGIC Investment Corporation, Progressive Corporation, Safeco Corporation and The St. Paul Companies, Inc. The companies in the peer group are weighted by market capitalization as of the beginning of the measurement period. The company peer group changed from the prior year due to the removal of General Re Corporation and USFG Corporation from the S&P Property-Casualty Insurance Index because both were acquired in 1998.

             ITEM 2. PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN

    On February 25, 1999 the Board of Directors adopted and recommended for stockholder approval, the Company's 1999 Stock Option Plan. Following is a summary of certain features of the 1999 Stock Option Plan. The complete text of the 1999 Stock Option Plan is included in Appendix A.

PURPOSE

    The purpose of the 1999 Stock Option Plan is to benefit the Company by providing directors, officers and key employees with the opportunity to become holders of Common Stock, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging their continued involvement with the Company. The 1999 Stock Option Plan permits the grants of options, stock appreciation rights and issuance of restricted stock. The 1999 Stock Option Plan is intended to replace the 1993 Employee Stock Plan and the 1993 Director Stock Option Plan when shares are no longer available under the existing plans. As of December 31, 1998, such plans had 212,000 and 13,000 shares, respectively, available for grant.

ELIGIBILITY AND ADMINISTRATION

    Options may be granted to directors, officers, employees, or consultants and advisors of the Company. The 1999 Stock Option Plan will be administered by a committee ("Committee") or subcommittee of the Board of Directors of the Company consisting of two or more members of the Board, each of whom is a non-employee director.

GRANTING OF OPTIONS

    NON-EMPLOYEE DIRECTORS. Each non-employee director shall be granted an option to purchase 1,375 shares of Common Stock annually on the annual meeting date provided such director is serving on such date and on the preceding annual meeting date. New directors will receive an option to purchase 4,125 shares of Common Stock at the time they become a director. Beginning in 2000, each non-employee director shall be granted a performance option for 2,500 shares of Common Stock annually on January 1(st) which vests if the Company achieves the earnings per share goal incorporated in the Chief Executive Officer's performance objectives for that year and the director is still serving as a director at year end. These provisions are substantially the same as currently in effect under the 1993 Director Stock Option Plan. See "Director Compensation."

    OTHERS. Options may be granted to any other eligible person at the sole discretion of the Committee.

    SHARES AVAILABLE UNDER THE 1999 STOCK OPTION PLAN. The total number of shares of Common Stock for which options may be granted pursuant to this plan is 1,500,000. No more than 400,000 shares subject to options may be granted to a participant in a single year. Options may be either incentive stock options or non-qualified options. Incentive stock options enable the recipient to enjoy a special tax treatment upon exercise which is not available to holders of non-qualified stock options. The plan also permits the issuance of restricted stock and stock appreciation rights.

TERMS OF OPTIONS

    The Committee shall determine the exercise price of an option, which shall be not less than fair market value at the time of grant. After the date of grant, an option's exercise price may not be decreased and the plan may not be amended to permit repricing. Each option shall be for a term of ten years, or shorter as the Committee may determine, and become exercisable one year after grant. In addition, the Committee may provide that a participant's right to exercise an option may be subject to conditions precedent, which may include continued employment, achievement of specified performance goals or other conditions the Committee may determine. In the event an employee participant's employment terminates for cause, options expire on the date of termination. If an employee participant is terminated other than for cause, an option will expire thirty days after termination. In the event of death, permanent disability, or normal retirement, options may not be exercised more than one year after such events. Options generally are not transferable or assignable. The Committee can vary the terms of vesting. The authority to make new award grants under the plan will expire on February 24, 2009.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITEM 2.

             ITEM 3. PROPOSAL TO AMEND THE 1993 EMPLOYEE STOCK PLAN

    The proposed amendment to the 1993 Employee Stock Plan provides that the maximum number of shares of Common Stock with respect to which options may be granted to any optionee in any one fiscal year of the Company shall not exceed 250,000 shares. The Board believes that the amendment is desirable for the grant of performance options for 180,000 shares granted to Mr. Becker in 1998 to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on the deductibility, for federal income tax purposes, of certain compensation payments in excess of $1 million. The limitation on deductibility applies to that portion of compensation (including compensation attributable to the exercise of stock options) for a taxable year in excess of $1 million to the corporation's chief executive officer and the four other most highly compensated executive officers. Certain kinds of performance-based compensation, including certain stock options, are not subject to the limit on deductibility if certain conditions are met. For grants made under the 1993 Employee Stock Plan to qualify as performance-based compensation, the 1993 Employee Stock Plan must state the maximum number of shares with respect to which grants may be made during the fiscal year. Each proxy will be voted for the amendment to the 1993 Employee Stock Plan if no contrary instructions are given in the proxy.

    As of December 31, 1998, approximately 1,824,000 shares of Common Stock were subject to outstanding options and approximately 212,000 shares of Common Stock were available for future grant of options under the 1993 Plan.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITEM 3.

             ITEM 4. STOCKHOLDER'S PROPOSAL CONCERNING RIGHTS PLAN

    SEIU Master Trust, of the Service Employees International Union AFL-CIO, CLC ("SEIU"), 1313 L Street, N.W., Washington, D.C., which owns 18,000 shares of the Company's Common Stock, has submitted the resolution set forth below for inclusion in this Proxy Statement for the Company's 1999 Annual Meeting of Shareholders.

    "RESOLVED: That the shareholders of MMI Companies Inc. ("Company") request the Board of Directors to redeem the shareholder rights issued in June 1997 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable."

THE STOCKHOLDER'S SUPPORTING STATEMENT

    On June 14, 1997, the Board of Directors of MMI Companies issued, without shareholder approval, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly referred to as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

    While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book POWER AND ACCOUNTABILITY, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

    Rights plans like ours have become increasingly unpopular in recent years. In 1998, a majority of shareholders at Consolidated Natural Gas, CSX, J.C. Penney and Quaker Oats, among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Investors--an organization of large corporate and public pension plans--calls for the shareholder approval of all poison pills in its Shareholder Bill of Rights.

    To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company's governance and performance, we urge the Company to redeem the Shareholder Rights Plan or subject it to a vote as soon as may be practical.

MANAGEMENT'S COMMENTS

    The Board of Directors unanimously adopted its Rights Plan in June 1997 because it believes the Rights Plan best serves the interests of MMI's stockholders and is an effective tool to maximize the value of the Company's stock in the context of an offer to purchase the Company. In approving the Rights Plan, the Directors took into account that over 2,000 publicly-traded companies, including many insurance companies, have such plans in place. The Rights Plan encourages potential acquirors to negotiate directly with the Board, which is in the best position to negotiate on behalf of all stockholders, to evaluate the adequacy of any potential offer, and to protect stockholders against potential abuses during the takeover process which unfairly discriminate among stockholders. The Rights Plan is also designed to provide the Board with adequate time and flexibility to negotiate on behalf of all the Company's stockholders and enhances the Board's ability to negotiate the highest possible offer from a potential acquiror, develop alternatives which may better maximize stockholder values, and preserve the long-term value of the Company for all of the stockholders.

    The Rights Plan is not intended to prevent a takeover of the Company. The Rights Plan does not diminish the fiduciary obligations of the Company's Board of Directors. Because the Board, prior to the acquisition of 15% of the Company's Common Stock by an acquiror, has the power to redeem the rights issued under the Rights Plan and thereby remove the impediment to the completion of an acquisition of the Company, a prospective acquiror seeking to persuade the Board to redeem the Rights may propose a higher takeover price, an offer for all the stock rather than a partial offer or better takeover terms than would be proposed in the absence of the Rights Plan. The Rights Plan is intended, in part, to discourage creeping acquisitions of control whereby an acquiror may accumulate a controlling block of stock in the open market without paying a control premium, attempt to unfairly pressure stockholders, potentially squeeze them out of their investment without any real choice and deprive them of the full value of their stock. Small stockholders are particularly vulnerable to creeping acquisitions. Several studies have determined that rights plans do not deter takeovers, but have shown that higher premiums have been paid for companies with rights plans in place.

    Many companies with a rights plan have received unsolicited offers and a number of companies have redeemed the rights in connection with the transactions that their directors determined to be in the best interests of the company's stockholders. Through the use of rights plans, many companies have been able to negotiate successfully on behalf of their stockholders for prices higher than those originally offered by the potential acquiror. The Board seeks to retain that same ability and believes that the fact that twelve of the fourteen directors of the Company are outside directors ensures that the Rights Plan will not be misused. In such a situation, the Board has an obligation to meet its fiduciary duties and exercise its business judgment in the best interests of the Company and its stockholders.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST ITEM 4, AND THE ACCOMPANYING PROXY WILL BE SO VOTED, UNLESS A CONTRARY SPECIFICATION IS MADE.

          ITEM 5. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors and its Audit Committee recommend the ratification of the appointment of Ernst & Young LLP, independent auditors, to audit the Company's financial statements for the year ending December 31, 1999. An appropriate resolution ratifying such appointment will be submitted to the stockholders at the Annual Meeting. The shares represented by the accompanying proxy will be voted for the ratification of the appointment of Ernst & Young LLP, which has served as independent auditor of the Company since 1983. If such resolution is not adopted, management will reconsider such appointment. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she wishes, and will be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

    If any stockholder wishes to propose a matter for consideration at the Company's annual meeting to be held in April 2000, the proposal should be sent to the Secretary of the Company, Wayne A. Sinclair, at the principal executive offices of the Company. A proposal must be received by the Company by November 22, 1999 in order to be considered for inclusion in the Company's 2000 annual meeting Proxy Statement and form of Proxy which is expected to be mailed in March of 2000.

                                          By order of the Board of Directors

                                                      [SIG]

                                          Wayne A. Sinclair
                                          SECRETARY
                                          March 23, 1999

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST ADDRESSED TO PAUL M. ORZECH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, MMI COMPANIES, INC., 540 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015.

                                   APPENDIX A
                              MMI COMPANIES, INC.
                             1999 STOCK OPTION PLAN

1. PURPOSE. The purpose of this 1999 Stock Option Plan (the "Plan") is to benefit MMI Companies, Inc. (the "Company") by offering certain present and future employees and officers of the Company and its subsidiaries, as well as non-employee directors, a favorable opportunity to become holders of the common stock, $.10 per share par value, of the Company ("Common Stock") over a period of years, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company.

2. ADMINISTRATION. The Plan shall be administered under the supervision of a committee (the "Committee"), which shall consist of a committee or subcommittee of the Board of Directors of the Company (the "Board") appointed by the Board and consisting of two or more members of the Board, each of whom is an "outside director" as defined in Treasury Regulations Section1.162-27 issued under Section162(m) of the Internal Revenue Code (the "Code"). The Committee shall have the exclusive right to determine eligibility, grant options, determine the terms of options and issue restricted stock, all as provided herein. The appropriate officers of the Company shall have the right to make all determinations necessary for the routine administration of the Plan, subject to the supervision of the Committee.

3. ELIGIBILITY. Options may be granted to employees, officers, directors, consultants or advisors of the Company or its subsidiaries, whose contributions are key to the success of the Company or its subsidiaries (collectively, the "Companies") as determined by the Committee in its sole discretion; provided that options may be granted to directors who are not also employees or consultants solely in accordance with Section 4(a) and (b). For purposes of this Plan, the term "subsidiaries" means any entity in which the Company owns, directly or through a chain of subsidiaries, a substantial voting interest, as determined by the Committee; provided, however, that such term shall mean any corporation in which the Company owns, directly or through a chain of subsidiaries, 50% of the total combined voting power of all classes of stock, as determined under Section424(f) of the Code, where such alternative definition must be used to comply with any Code provision relating to ISOs (as defined below). Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. Any person who is granted an option under this Plan shall be referred to herein as a "Participant." In the case of a Participant who is not an employee, all references in this Plan to "employment" or "termination of employment" shall be deemed to refer to the relationship between such Participant and the Company or its subsidiaries which was the basis for such Participant's eligibility to receive an option.

4.  GRANTING OF OPTIONS.

    (a) Beginning in 1999, each non-employee director shall be granted an option for 1,375 shares of Common Stock at each Annual Meeting of Stockholders of the Company provided that such director was serving as a non-employee director since the preceding Annual Meeting and on the grant date, and that the Plan is approved by the Company's stockholders. Upon approval of the Plan by the Company's stockholders, each person who thereafter becomes a non-employee director shall, at the time he or she becomes a director, also receive a grant of 4,125 shares of Common Stock.

    (b) Each director who is not an employee of the Company or any of its subsidiaries shall be granted a nonqualified Performance Option on January 1 of each year commencing January 1, 2000 to purchase 2,500 shares of the Company's common stock at fair market value on such grant date. Notwithstanding the foregoing, (i) if the minimum Earnings Per Share goal incorporated into the Chief Executive Officer's objective for the target performance year is not achieved, or (ii) if the director is not also serving as a director on December 31 of the target performance year, the Performance Options for that year will be forfeited.

    (c) Options may be granted to any eligible person other than a nonemployee director described in Section 4(a) at such times and in such amounts and with such terms as the Committee shall determine in its sole discretion, subject to the remaining provisions of this Plan.

    (d) The total of shares of Common Stock for which options may be granted pursuant to this Plan shall be 1,500,000 shares, subject to adjustment as provided in Section 10. In the event that an option expires or is terminated or canceled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a canceled option). Shares subject to options may be made available from unissued or reacquired shares of Common Stock. No option shall be granted after the expiration of the term of the Plan pursuant to Section 15.

    (e) The maximum number of shares subject to all options granted to a Participant in any calendar year shall in no event exceed 400,000 (the "Individual Cap"), subject to adjustment as provided in Section 10. For purposes of this subparagraph (e), an option that is canceled shall continue to restrict the number of shares for which options may be granted in the same year, and any modification to the purchase price of an option shall be treated as the cancellation of the old option and the grant of a new option.

    (f) Options granted under the Plan to employees may either be incentive stock options as defined in Section422 of the Code ("ISOs"), or options that are not ISOs ("nonqualified options"), as determined by the Committee at the time of grant; provided that the total value of shares of Common Stock with respect to which ISOs may be granted to any Participant in any calendar year (or, in the case of options that are not vested at the time of grant, the value, determined at the date of grant, of shares of Common Stock with respect to which ISOs first become exercisable in any calendar year), under this Plan and all other plans maintained by the Company, its subsidiaries, and any parents (as defined in Section424(e) of the Code) shall not exceed $100,000. A single option may constitute an ISO with respect to some shares and a nonqualified option with regard to the remaining shares. An option that meets the requirements of an ISO, in whole or in part, shall constitute an ISO to the extent that it meets such requirements, unless otherwise provided by the Committee. Options granted to directors or consultants who are not employees shall be nonqualified options. An option granted to an employee who owns more than 10% of the stock of the Company shall not constitute an ISO unless the purchase price is at least 110% of the fair market value of the stock and the term of the option does not exceed five years.

    (g) Each option shall be evidenced by a written option agreement, in the form as the Company may provide (subject to the Committee's approval). All terms and conditions of this Plan shall be deemed incorporated into each such option agreement, except as otherwise specifically provided therein.

5. OPTION PRICE. The options shall be granted at an exercise price determined by the Committee which shall only be equal to or greater than the fair market value at the time the option is granted, of the shares of Common Stock subject to the option. If not otherwise specified by the Committee, the exercise price shall be the fair market value. The exercise price for all options granted to nonemployee directors pursuant to Section 4(a) and (b) shall only be the fair market value. The fair market value of the Common Stock shall be determined by the price at which the Common Stock trades on the principal exchange or over-the-counter market in which the Common Stock is traded, using a method determined by the Committee, and without regard to any restriction that may be imposed on the sale of stock by a Participant under the securities laws or otherwise. After the date of grant, the option price of an option shall not be decreased except as may be permitted by the adjustment provisions of Section 10.

6. DURATION OF OPTIONS AND VESTING. Subject to the provisions of Section 8 hereof, each option shall be for a term of ten years, or such shorter duration as the Committee may determine at the time of grant. Unless otherwise determined by the Committee as provided in the following sentence, all options shall be fully vested one year after the date of grant and may be exercised in whole or in part at any time during their term after the first year. The Committee may, at the time of grant of any option (other than an option granted to a nonemployee director pursuant to Section 4(a) and (b)) provide that the Participant's right to exercise such option in whole or in part is subject to conditions precedent, which may be based upon the Participant's continued employment for a specified period of time, the achievement of specified performance goals by the Company, the Participant, or both, or such other conditions as the Committee may determine. For all purposes of this Plan, an option which is subject to such conditions shall be referred to as "vested", either in whole or with respect to certain shares, and shall be exercisable, only when the conditions have been satisfied, and until vested shall be considered forfeitable. Performance options granted to a non-employee director pursuant to Section 4(b) shall be vested only when the conditions described in
Section 4(b) have been satisfied.

7. EXERCISE OF OPTION. An option that is vested may be exercised by giving written notice to the Company, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased which may be paid in any combination of the following methods, provided that payment in any form other than cash or check shall only be as permitted by the Committee in its sole discretion: in cash, by check, by surrendering other shares of Common Stock owned by the Participant equal in fair market value (as of the exercise date) to the purchase price (which surrender of shares shall comply with Section16(b) of the Exchange Act), by withholding such number of shares of Common Stock from the number purchased (which withheld shares shall be treated as having been purchased by the Participant and sold back to the Company) or by a promissory note in a form and on terms specified by the Committee. A Participant may also arrange for a "cashless exercise", subject to such restrictions as the Company may determine. The Participant shall pay at the time of exercise, by any combination of the same methods, an amount equal to any tax that the Company is required to withhold from the Participant upon exercise (less any amount withheld from the Participant's regular compensation in connection with such exercise). The Participant shall be solely responsible for any tax which is due as a result of the grant, exercise or expiration of an option. The Participant also shall execute such agreements or documents as the Company may determine to be necessary or appropriate to comply with any securities or other applicable laws or regulations.

8.  TERMINATION OF RELATIONSHIP--EXERCISE THEREAFTER.

    (a) In the event a Participant's employment with any of the Companies is terminated for any reason other than death, permanent disability, or retirement and such Participant no longer is employed by any of the other Companies, such Participant's option shall expire and all rights to purchase shares pursuant thereto shall terminate on the date of termination of employment, except that, unless the termination is for cause, such option, to the extent vested and exercisable on the date of termination, may be exercised for a period of thirty days after termination of employment (or until the scheduled termination of the option, if earlier); provided, however, that with respect to all or any portion of any option held by such Participant, the Committee may, in its sole discretion, accelerate exercisability or permit such option to remain exercisable for a term after the thirty-day period specified above (but in no event beyond its specified term), subject to such terms and conditions, if any, as determined by the Committee in its sole discretion. The Committee may also accelerate exercisability or permit such option to remain exercisable in the event of a change of control or other material corporate transaction, as determined by the Committee in its sole discretion. A person receiving an option as a nonemployee director pursuant to Section 4(a) or (b) shall not be subject to the termination provisions of this Section 8(a).

    (b) In the event the employment of a Participant with any of the Companies is terminated for cause, or that the Company determines that grounds for termination for cause exist but permits the Participant to resign, or discovers after termination but before an option is exercised that such grounds existed at the time of termination, all unexercised options shall be forfeited, regardless of whether they were otherwise considered vested and exercisable at the time of termination, and any notice of exercise that has been given, but as to which the Common Stock has not been issued, shall be rescinded. For purposes of this paragraph (b), "cause" shall include theft or misappropriation of property (including intellectual and intangible property) of any of the Companies, commission of any crime involving any of the Companies, violation of (or manifestation of a clear intent to violate) the terms of any noncompetition or confidentiality agreement to which the Participant is a party, or gross insubordination or dereliction of the Participant's duties. "Cause" shall be determined by the Committee, whose decision shall be final, and in the case of cause that involves commission of a crime shall not require arrest or conviction. Temporary absence from employment because of illness, vacation, and approved leaves of absence and transfer among the Companies shall not be considered to terminate employment or to interrupt continuous employment.

    (c) In the event of termination of employment because of death or permanent disability (as that term is defined in the Company's long term disability plan for which the Participant is eligible, if any, and otherwise as defined in Section22(e)(3) of the Code), the option may be exercised in full (to the extent not previously exercised) without regard to the vesting of the option, by the Participant or, if he or she is not living, by his or her heirs, legatees, or legal representative, as the case may be, during its specified term prior to one year after the date of death or permanent disability.

    (d) In the event of termination of employment because of early, normal or deferred retirement under the retirement program of the Company for which the Participant is eligible, if any (or such other plan or arrangement as may be approved by the Committee, in its discretion, for this purpose), the option may be exercised by the Participant (or, if he or she dies after such retirement, by his or her heirs, legatees, or legal representative, as the case may be), to the extent that any portion thereof would be exercisable on the date of such retirement (or with respect to such greater portion as determined by the Committee), at any time during its specified term prior to one year after the date of such retirement.

    (e) The Committee will have authority to determine the circumstances under which options will be forfeited upon termination of employment of the Participant. Such provisions will be contained in the Participant's option agreement or will otherwise be communicated in writing to the Participant.

9. NON-TRANFERABILITY OF OPTIONS. During the lifetime of a Participant, options shall be exercisable only by the Participant, and options shall not be assignable or transferable by the Participant otherwise than by will or by the laws of descent and distribution. The Committee, in its discretion, may permit the assignment or transfer of a nonqualified option to members of the Participant's family, to a trust for family members, to a nonprofit organization, or to such other transferee as the Committee may approve, on such terms and subject to such conditions as the Committee may deem necessary or appropriate.

10. ADJUSTMENT. The number of shares subject to the Plan and to options granted under the Plan (and the Individual Cap) shall be adjusted as follows: (a) in the event that the outstanding shares of Common Stock of the Company are changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted thereunder and the Individual Cap shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Committee, for each share of Common Stock then subject to the Plan, whether or not at the time subject to outstanding options, and for each share of Common Stock included in the Individual Cap the number and kind of shares of stock or other securities to which the holders of shares of Common Stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Board shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan, whether or not then subject to outstanding options, and in the Individual Cap. In the event of any such adjustment the purchase price per share shall be proportionately adjusted.

11. AMENDMENT OR TERMINATION OF PLAN. The Board may amend or discontinue the Plan at any time, except, that:

    (a) no amendment or discontinuance shall change or impair any options previously granted without the consent of the Participant;

    (b) no amendment shall cause Options to be repriced at a price lower than their original exercise price unless otherwise permitted by Section 10; and

    (c) no amendment shall, without the affirmative vote of the holders of a majority of the outstanding shares of all of the classes of stock of the Company present and voting in person or by proxy, and entitled to vote at a duly held stockholders meeting, or without the written consent of the holders of a majority of the outstanding shares of all of the classes of stock present and entitled to vote, (i) increase the number of securities which may be issued under the Plan, (ii) modify the requirements as to eligibility for participation in the Plan, (iii) extend the term of the Plan beyond the latest date specified in Section 15, or (iv) cause any option that would otherwise have qualified for an exception under Rule 16b-3 under the Exchange Act or that would otherwise have qualified as incentive compensation under Section162(m) of the Code to fail to so qualify.

12. STOCK APPRECIATION RIGHTS. At the time of granting any option (other than an option to a nonemployee director pursuant to Section 4(a) or (b)), the Committee may also grant stock appreciation rights in tandem with such options, which shall provide that the Participant has the right, in lieu of purchasing Common Stock pursuant to such option, to require the Company to pay an amount equal to the difference between the fair market value of the number of shares of Common Stock with respect to which such right is exercised and the exercise price therefor, subject to such terms and conditions as the Committee may determine.

13. RESTRICTED STOCK. Subject to the limitations of the Plan, the Committee may grant awards of Restricted Stock to employees, shall determine the time when each such awards shall be granted and whether shares of Common Stock covered by awards of Restricted Stock will be issued at the beginning or the end of the Restriction Period, and shall designate (or set forth the basis for determining) the vesting date or vesting dates for each award of Restricted Stock and may prescribe other restrictions, terms and conditions applicable to such Restricted Stock in addition to those provided in the Plan. The Committee shall determine the price, if any, to be paid by the holder for the Restricted Stock. All determinations made by the Committee pursuant to this Section 13 shall be specified in the Agreement relating to such Restricted Stock.

    The vesting of any award of Restricted Stock may, in the Committee's discretion, be conditioned in whole or in part upon the attainment, or the extent of attainment, by the Company, a division or unit of the Company, or the Participant of objective performance goals pre-established by the Committee, based on one or more of the following criteria: (a) return on total shareholder equity; (b) earnings per share of Common Stock; (c) net income (before or after taxes); (d) earnings before interest, taxes, depreciation and amortization; (e) revenues; (f) return on assets; (g) market share; (h) cost reduction goals; (i) cash flow; (j) stock price; (k) margins; (l) increase in revenues and (m) any combination of, or a specified increase in, any of the foregoing; in each case, as determined in accordance with generally accepted accounting principles. Such performance goals shall be established by the Committee prior to the expiration of 25% of the time period to which the performance goal relates, and the vesting of any award of Restricted Stock subject to such performance goals shall be conditioned upon certification by the Committee that the performance goals have been attained. Awards that are made subject to performance goals described in this Section are intended to qualify as performance based compensation under Section162(m) of the Code, and the provisions of this Section shall be so interpreted and applied.

14. EMPLOYMENT AND CONSULTING AGREEMENTS. Anything contained in the Plan to the contrary notwithstanding, in the event that an employment agreement entered into by the Company or a subsidiary of the Company provides that options shall be granted under the Plan to an employee on terms and conditions that differ from the terms and conditions set forth herein, the terms and conditions set forth in such employment agreement shall control.

15. APPROVAL AND TERM. The Plan was adopted by the Board on February 25, 1999, and shall be effective as of such date, subject to the following. The Plan shall be submitted to the stockholders for approval at the first annual meeting of the stockholders held subsequent to its effective date, and no option may be exercised until the Plan has been so approved. If the Plan for any reason is not approved by the stockholders by the first anniversary of its effective date, the Plan, and all options granted pursuant to the Plan, shall be null and void and neither the Company nor any Participant shall have any rights or obligations with respect thereto. The Plan, if not previously terminated by the Board pursuant to Section 11, shall terminate on February 24, 2009, and no options shall be granted after such date.

16. MISCELLANEOUS PROVISIONS.

    (a) Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any Participant any right to be continued in the employment of the Company, or interfere in any way with the right of the Company to terminate his or her employment at any time.

    (b) No employee or other person shall have any claim or right to be granted an option under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

    (c) No Participant or other person shall have any right with respect to the Plan, the Common Stock reserved for issuance under the Plan or any option, contingent or otherwise, until all the terms, conditions and provisions of the Plan and the option applicable to such recipient (and each person claiming under or through him) have been met.

    (d) No shares of Common Stock shall be issued hereunder with respect to any option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

    (e) It is the intent of the Company that options granted under the Plan to Participants who are subject to Section16(b) of the Exchange Act comply in all respects with Rule 16b-3 under the Exchange Act, and that options granted to persons who may be subject to Section162(m) of the Code comply in all respects with the restrictions on payments of incentive compensation in Treasury Regulations Section1.162-27, and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with such requirements, such provision shall be deemed null and void to the extent required to permit the Plan to comply with such requirement.

    (f) The expenses of the Plan shall be borne by the Company.

    (g) By accepting any option or other benefit under the Plan, each Participant and each person claiming under or through such person shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee.

                                     [LOGO]

                                       PROXY

                                MMI COMPANIES, INC.
                            DEERFIELD, ILLINOIS, U.S.A.

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Frederick Becker and George B. Caldwell, or any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of the stockholders of MMI Companies, Inc. (the "Company") to be held on April 22, 1999, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon all matters that may properly come before the meeting, including the matters listed on the reverse side of this card which are more fully described in the Notice of Annual Meeting and Proxy Statement relating to said meeting. The shares represented by this proxy will be voted as and to the extent directed on the reverse side hereof. If no directions are given, the proxies will vote:
(a) FOR the election of all listed director nominees, (b) in accordance with the Board of Directors' recommendation on the other matters listed on the reverse side of this card, and (c) at their discretion on any other matter that may properly come before the meeting.

If you do not sign and return a proxy card, or attend the meeting, your shares cannot be voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 5, AND RECOMMENDS A VOTE "AGAINST" ITEM 4.

ITEM 1.  ELECTION OF ALL DIRECTOR NOMINEES:

  FOR all nominees             WITHHOLD
  listed at right          AUTHORITY to vote
  *(except as marked    for all nominees listed
  to the contrary).            at right.

        [_]                       [_]

*B. Frederick Becker, K. James Ehlen, M.D., Andrew D. Kennedy, Edward C. Peddie, Joseph D. Sargent

*EXCEPTIONS
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- ----------------------------------------------

ITEM 2. PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN

          FOR     AGAINST     ABSTAIN

          [_]       [_]         [_]

ITEM 3. PROPOSAL TO AMEND THE 1993 EMPLOYEE STOCK PLAN

          FOR     AGAINST     ABSTAIN

          [_]       [_]         [_]

ITEM 4. STOCKHOLDER'S PROPOSAL CONCERNING THE SHAREHOLDER RIGHTS PLAN

          FOR     AGAINST     ABSTAIN

          [_]       [_]         [_]

ITEM 5. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

          FOR     AGAINST     ABSTAIN

          [_]       [_]         [_]

I PLAN TO ATTEND THE MEETING [_]

Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

Dated:_______________, 1999


----------------------------
Signature

----------------------------
Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.